SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2018 (April 27, 2018)

CALMARE THERAPEUTICS INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-08696	36-2664428
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
1376 Kings Highway
Fairfield, CT 06824
(Address of principal executive offices)
203-368-6044
(Registrant’s Telephone Number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	Entry into a Material Definitive Agreement

On April 27, 2018, the Registrant executed a Settlement and Release Agreement (the “Settlement Agreement”), dated April 13, 2018, with William Austin Lewis, IV, Lewis Asset Management, Lewis Opportunity Fund, Lewis Defined Pension Plan and Trust (collectively, the “Lewis Group”), and Conrad Mir, Peter Brennan, Rustin Howard and Carl O’Connell, each of whom is a member of the board of directors of the Registrant, and together with the Registrant is referred to collectively as the “Calmare Group”. Pursuant to the Settlement Agreement, each member of the Lewis Group and each member of the Calmare Group granted a general release from all past claims held against each of the members of the other group, including claims related to outstanding promissory notes held by the Lewis Group. The Calmare Group and the Lewis Group agreed to jointly seek dismissal, with prejudice, of all claims asserted in the case pending in the United States District Court for the Southern District of New York, Case No. 17-4297 (AJP/DLC), which was approved by the court on May 3, 2018.

In exchange for the outstanding notes held by the Lewis Group, the Registrant agreed to issue a new note (the “Note”) for a principal amount of $2,910,090.99, and subject to an interest rate of 18% per annum, to the Lewis Group. Payments under the Note will begin February 1, 2019, with the final payment due by the Registrant on February 1, 2023. All amounts due under the Note may be prepaid in advance by the Registrant. As long as the Note remains outstanding, the Lewis Group may convert all remaining outstanding principal and interest into the common stock of the Registrant at a price per share of $0.20. If the Registrant sells any equity securities following the issuance of the Note, the Registrant must use at least 7% of the net cash proceeds received by the Registrant for the sale of equity securities to make payments under the Note. In connection with the Note, the Registrant granted the Lewis Group a security interest, which is subordinate to the security interest of another entity, in 104 devices manufactured by the Registrant.

Pursuant to the Settlement Agreement, the Registrant issued a warrant (the “Warrant”), dated April 24, 2018, to the Lewis Group for the purchase of additional shares of common stock of the Registrant. The Warrant is convertible into 7,275,228 shares of common stock of the Registrant (the “Warrant Shares”) at a price per share of $0.20. The Warrant may be exercised in full pursuant to a cashless exercise. The term of the Warrant is eight years.

Under the Settlement Agreement, the Lewis Group was granted the right to have one non-voting board observer (the “Observer”) at all meetings of the board of directors of the Registrant. The Observer may attend all board meetings so long as the Lewis Group owns the Registrant’s equity securities.

Finally, the Lewis Group has agreed to not take any action that may negatively impact any member of the Calmare Group, their reputation, services, management or employees, domestically or globally.

ITEM 3.02.	Unregistered Sales of Equity Securities

The information set forth above in Item 1.01 Entry into a Material Definitive Agreement is hereby incorporated by reference.

The issuance of securities described in Item 1.01 above was completed in reliance on exemptions from registration under Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”).  The transaction qualified for an exemption from registration because (i) the Registrant did not engage in any general solicitation or advertising to market the securities; (ii) the purchaser was provided the opportunity to ask questions and receive answers from the Registrant regarding the Registrant and the issuance; (iii) the securities were issued to a person with knowledge and experience in financial and business matters so that he is capable of evaluating the merits and risks of an investment in the Registrant; and (iv) the recipient received “restricted securities” that will include a restrictive legend on the certificate, which restricts the shares from being transferred except pursuant to a registration statement that is effective with the SEC or pursuant to an exemption from registration.

ITEM 8.01.	Other Events

The information set forth above in Item 1.01 Entry into a Material Definitive Agreement and Item 3.02 Unregistered Sales of Equity Securities is hereby incorporated by reference.

Participants in Solicitation

THE COMPANY AND ITS DIRECTORS AND EXECUTIVE OFFICERS ARE DEEMED TO BE PARTICIPANTS IN THE CONSENT REVOCATION SOLICITATION. THESE PARTICIPANTS ARE IDENTIFIED IN THE COMPANY'S AMENDED DEFINITIVE CONSENT REVOCATION STATEMENT (AMENDMENT NO. 1) THAT THE COMPANY FILED WITH THE SEC ON JANUARY 16, 2018. INFORMATION REGARDING THE INTERESTS OF PARTICIPANTS OF THE COMPANY IN THE SOLICITATION OF CONSENT REVOCATIONS AND OTHER RELEVANT MATERIAL WILL BE FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. SOME OF THIS INFORMATION HAS BEEN INCLUDED IN THE PRELIMINARY CONSENT REVOCATION MATERIALS THAT THE COMPANY FILED WITH THE SEC.

Additional Information

SHAREHOLDERS ARE ENCOURAGED TO READ THE COMPANY'S CONSENT REVOCATION STATEMENT AND SUBSEQUENT FILINGS, TOGETHER WITH ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE. THEY WILL CONTAIN IMPORTANT INFORMATION.

INVESTORS AND SECURITY HOLDERS WILL BE ABLE TO OBTAIN THE DOCUMENTS FREE OF CHARGE AT THE SEC'S WEBSITE, WWW.SEC.GOV, FROM CALMARE THERAPEUTICS INCORPORATED AT ITS WEBSITE, WWW.CALMARETHERAPEUTICS.COM OR BY WRITING TO CALMARE THERAPEUTICS INCORPORATED, 1375 KINGS HWY. STE 400, FAIRFIELD, CT 06824-5380 ATTENTION: INVESTOR RELATIONS.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

May 3, 2018	Calmare Therapeutics Incorporated

	By:	/s/ Conrad Mir
Conrad Mir
Chief Executive Officer